EXHIBIT 99

FOR IMMEDIATE RELEASE	Contact:	Claire M. Gulmi
Executive Vice President and
Chief Financial Officer
(615) 665-1283
AMSURG ANNOUNCES $25 MILLION STOCK REPURCHASE PROGRAM TO
OFFSET DILUTIVE EFFECT OF STOCK INCENTIVE PLANS
NASHVILLE, Tenn. — (September 30, 2008) — AmSurg Corp. (NASDAQ: AMSG) today announced that its Board of Directors has authorized a new stock repurchase program for up to $25 million of the Company’s outstanding common stock over the next 12 months. The primary intent of the program is to mitigate the dilutive effect of shares issued pursuant to the Company’s stock incentive plans. The Company intends to purchase its common stock in the open market as it deems appropriate and to fund the purchase prices for shares acquired primarily with cash received upon exercise of stock options. AmSurg had 31.5 million shares of common stock outstanding at June 30, 2008.
     Commenting on the announcement, Christopher A. Holden, President and Chief Executive Officer of AmSurg, said, “We are pleased to announce this repurchase authorization, which reflects the Board’s confidence in the Company’s prospects for long-term growth. In addition, we expect that our use of the program to offset dilution from the future exercise of stock options will support AmSurg’s shareholder value.”
     This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by the important factors, among others, set forth in AmSurg’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and other filings with the Securities and Exchange Commission. AmSurg disclaims any intent or obligation to update these forward-looking statements.
     AmSurg Corp. acquires, develops and operates ambulatory surgery centers in partnership with physicians throughout the United States. At June 30, 2008, AmSurg owned a majority interest in 176 continuing centers in operation and had three centers under development.
- END -